EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-     ) pertaining to The Ryland Group, Inc. 2005 Equity Incentive Plan of our reports dated February 22, 2005, with respect to the consolidated financial statements of The Ryland Group, Inc., The Ryland Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Ryland Group, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Ernst & Young LLP
Los Angeles, California
July 19, 2005